Exhibit 99.3

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar Board Authorizes New Regular Quarterly Dividend and $100 Million Share Repurchase Program

CHICAGO, Oct. 27, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that its board of directors has approved a regular quarterly cash dividend of 5 cents per share beginning with the first quarter of 2011.

The first quarterly dividend will be payable on Jan. 14, 2011 to shareholders of record on Dec. 31, 2010. While subsequent dividends will be subject to board approval, the company expects to pay additional dividends on the following schedule:

Record Date:	Payable Date
April 15, 2011	April 29, 2011
July 15, 2011	July 29, 2011
Oct. 14, 2011	Oct. 31, 2011
Jan. 13, 2012	Jan. 31, 2012

Morningstar also announced that its board has approved a share repurchase program that authorizes the company to repurchase up to $100 million in shares of the company’s outstanding common stock. The company said it may repurchase shares from time to time at prevailing market prices on the open market or in private transactions in amounts that management deems appropriate.

“When looking at potential uses for our cash, we’ve always tried to use it in a way that maximizes shareholder value,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “We have a strong balance sheet and we’ve consistently generated healthy cash flow, even after using cash for acquisitions. Our board has determined that it makes sense to return some of our cash to shareholders through the new dividend and share repurchase programs.”

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 370,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2010 Morningstar, Inc.  All rights reserved.

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